Exhibit 99.1

Metabolix Announces Fourth Quarter and Full Year 2012 Financial Results

Expands Sources of Biopolymer Supply; Provides Update on Biopolymer Manufacturing

CAMBRIDGE, Mass. — March 26, 2013 — Metabolix, Inc. (NASDAQ: MBLX), an innovation-driven bioscience company delivering sustainable solutions to the plastics, chemicals and energy industries, today reported financial results for the three months and full year ended December 31, 2012.

“We executed well on our strategy in the fourth quarter and achieved operational milestones in each of our business areas,” said Richard P. Eno, President and Chief Executive Officer. “In biopolymers, we grew product shipments in the fourth quarter through sales to repeat and new customers.  We also launched our next-generation certified compostable film product, MveraTM B5008, and began shipping I6001, a biobased polymeric modifier for PVC.  We also announced today that we have signed agreements with Tianjin GreenBio Materials, a leading PHA supplier located in China, under which we will distribute Tianjin’s heat shrink film in the U.S. and Europe, and they will supply Metabolix with PHA  biopolymer resins.”

Mr. Eno continued, “Under our manufacturing demonstration phase agreement, technology transfer to Antibióticos is essentially complete.   However, we are aware that Antibióticos is in a process of financial restructuring, and our ability to obtain biopolymer product from Antibióticos will depend on the outcome of that restructuring.  We continue to believe that the size and location of the Antibióticos facility, as well as the expertise of its technical personnel are well suited to our current manufacturing needs.  We are in the process of negotiating a commercial contract with Antibióticos so that if they achieve a satisfactory conclusion of their financial issues, we would be in position to move ahead rapidly with commercial production.”

“We will continue to build our supply chain, and through our engagement with Tianjin GreenBio as a PHA supplier, we have the potential to develop and commercialize additional PHA biopolymer products.   In addition, we have initiated a feasibility study to define our priorities for a low-cost manufacturing site for long-term commercial scale production of biopolymers and potentially biobased chemicals. Our commercial strategy is to build a presence in key markets that will enable us to base-load a future low cost plant,” said Mr. Eno.

FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL OVERVIEW

Metabolix manages its finances with an emphasis on cash flow. The Company has maintained this focus and ended the fourth quarter with $46.3 million in unrestricted cash and investments. The Company’s net cash used for operating activities during the fourth quarter of 2012 was $7.3 million, which decreased from net cash used of $8.6 million for the comparable quarter in 2011. Metabolix continues to have no debt. The Company currently expects that cash, cash equivalents and investments, together with expected funds to be received from existing grants and anticipated product sales, will be sufficient to meet anticipated cash requirements for at least the next 12 months.

Total revenue in the fourth quarter of 2012 was $1.4 million, compared to $0.4 million for the comparable quarter in 2011. The fourth quarter revenue consisted primarily of revenue from government grants and product sales. Grant revenue of $0.6 million increased by $0.2 million over the same quarter of 2011, primarily as a result of work performed on the Company’s $6.0 million DOE grant. Biopolymer product orders of $0.9 million were shipped and billed during the Company’s fourth quarter of 2012. The Company recognized $0.8 million in product revenue during the fourth quarter of 2012, which included $0.6 million deferred from the third quarter and $0.2 million from product shipped during the fourth quarter. The Company deferred recognition of $0.8 million of product revenue until the first quarter in 2013. This compares to biopolymer product sales of $0.7 million shipped and billed during the Company’s third quarter of 2012 and $0.1 million of product revenue recognized net of $0.6 million that was deferred to the Company’s fourth quarter in 2012. Biopolymer sales of $0.4 million were recorded in the first half of 2012 prior to the adoption of the Company’s current product revenue recognition policy, which occurred during the quarter ended September 30, 2012.

	2012
(dollars in thousands)	Q1	Q2	Q3	Q4	Full Year	Q3 to Q4 Change
Orders shipped and billed	$14	$373	$691	$918	$1,996	33%
Deferred at period end(1)	—	—	(621)	(785)	(785)
Current quarter shipments recognized	$14	$373	$70	$133
Deferred orders recognized	—	—	—	621
Total revenue recognized	$14	$373	$70	$754	$1,211

(1) The Company’s product revenue recognition policy is to defer recognition of product revenue until the later of sixty days or receipt of customer payment.

Cost of product revenue was $0.6 million during the quarter ended December 31, 2012 and primarily reflects the cost of product associated with revenue recognized during the period and current period freight and warehousing costs, including warehouse consolidation activities.

Research and development expenses were $7.2 million for the fourth quarter of 2012, compared to $6.1 million for the same period in 2011. The increase of $1.1 million is primarily due to $2.3 million in plant modification, manufacturing equipment and raw material costs incurred in connection with the Antibióticos manufacturing demonstration agreement, partially offset by reductions in the use of external research and development support and consulting costs of $0.6 million and $0.3 million, respectively.

Selling, general and administrative expenses were $3.1 million for the fourth quarter of 2012, compared to $4.0 million for the comparable quarter in 2011.

The Company reported a net loss of $9.5 million, or $0.28 per share, for the fourth quarter of 2012, compared to a net loss of $9.6 million, or $0.28 per share, for the fourth quarter of 2011.

Total revenue for the full year 2012 was $42.3 million, compared to $1.4 million in the prior year. The year-over-year increase was primarily due to $38.9 million in deferred revenue that was recognized as a result of the termination of the Telles joint venture in February 2012.

For the full year 2012, cost of product revenues was $1.4 million and primarily reflects the cost of product associated with revenue recognized during the period as well as freight and warehousing costs, including warehouse consolidation activities. Research and development expenses were $23.2 million, compared to $24.4 million for 2011. The decrease of $1.2 million is primarily due to a $1.7 million decrease in contracted biopolymer research, a $0.8 million reduction in employee compensation, and $0.6 million in reduced travel and consulting costs, offset by a $2.3 million increase in costs incurred in connection with initiation of the Antibióticos manufacturing demonstration agreement.

For the full year 2012, selling, general and administrative expenses were $14.1 million as compared to $15.8 million in 2011. The $1.7 million decrease is primarily attributable to reduced employee compensation costs resulting from the Company’s workforce reduction made in response to the termination of the Telles joint venture.

For 2012, the Company reported net income of $3.6 million, or $0.11 per share, as compared to a net loss of $38.8 million, or $1.24 per share, for 2011.

Net cash used in operating activities for both 2012 and 2011 was $31.7 million.

Conference Call Information

Richard Eno, the Company’s President and CEO, Joseph Hill, CFO, and Oliver Peoples, Co-founder and CSO, will host a conference call today at 4:30 p.m. (Eastern) to discuss the results of the fourth quarter and year ended December 31, 2012. The Company also will provide an update on the business and answer questions from the investment community. A live webcast of the call with slides can be accessed through the Company’s website at www.metabolix.com in the investor relations section. To participate in the call, dial toll-free 1-877-709-8155 or 1-201-689-8881 (international).

To listen to a telephonic replay of the conference call, dial toll-free 1-877-660-6853 or 1-201-612-7415 (international) and enter pass code 410216. The replay will be available beginning at 7:30 p.m. (Eastern) on Tuesday, March 26, 2013 and will last through 11:59 p.m. (Eastern) on Tuesday, April 9, 2013. In addition, the webcast will be archived on the Company’s website in the investor relations section.

About Metabolix

Metabolix, Inc. is an innovation-driven bioscience company delivering sustainable solutions to the plastics, chemicals and energy industries. Metabolix is developing and commercializing a family of high-performance biopolymers targeted to the markets for film and bag applications, performance additives and functional biodegradation. Metabolix’s biobased chemicals platform utilizes its novel “FAST” recovery process to enable the production of cost-effective, “drop in” replacements for petroleum-based industrial chemicals. Metabolix is also developing a platform for co-producing plastics, chemicals and energy from crops. Metabolix has established an industry-leading intellectual property portfolio that, together with its knowledge of advanced industrial practice, provides a foundation for industry collaborations.

For more information, please visit www.metabolix.com. (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding expected future financial results and cash usage; plans to manufacture biopolymer resin at Antibióticos; expectations regarding the ability of Antibióticos to resolve its financial issues; expectations for development and commercialization of additional PHA biopolymer products with Tianjin GreenBio; Metabolix’s commercialization plans and long-term production strategy for biopolymers; expectations for the commercialization of Metabolix biopolymers and the Company’s industrial chemicals and crops program; plans related to the distribution agreement with Tianjin GreenBio, and future research and development, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the uncertainty of future profitability; the risk that Metabolix may be unable to raise needed additional capital on favorable terms, if at all; the risk that Metabolix may not be able to obtain sufficient biopolymer manufacturing capacity on a timely or economical basis; uncertainty as to whether Antibióticos will be able to complete the manufacturing demonstration or to fulfill its obligations if a commercial manufacturing agreement is entered into; uncertainties about Tianjin GreenBio’s ability to supply product meeting Metabolix’s requirements; and the risks and uncertainties detailed in Metabolix’s filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2011 filed on March 12, 2012 and 10-Q filed on July 27, 2012.  Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Metabolix Inquiries:

Lynne H. Brum, (617) 682-4693, LBrum@metabolix.com

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue:
Revenue from termination of ADM collaboration	$—	$—	$38,885	$—
Grant revenue	556	351	1,971	918
License fee and royalty revenue from related parties	3	28	152	447
License fee and royalty revenue	84	60	97	60
Product revenue	754	—	1,211	—
Total revenue	1,397	439	42,316	1,425

Costs and expenses:
Cost of product revenue	618	—	1,426	—
Research and development expenses	7,195	6,093	23,177	24,445
Selling, general and administrative expenses	3,104	3,963	14,110	15,841
Total costs and expenses	10,917	10,056	38,713	40,286
Income (loss) from operations	(9,520)	(9,617)	3,603	(38,861)

Other income (expense):
Interest income, net	4	14	27	76
Net income (loss)	$(9,516)	$(9,603)	$3,630	$(38,785)

Net loss per share:
Basic	$(0.28)	$(0.28)	$0.11	$(1.24)
Diluted	$(0.28)	$(0.28)	$0.11	$(1.24)

Number of shares used in per share calculations:
Basic	34,304,118	34,110,508	34,217,298	31,257,376
Diluted	34,304,118	34,110,508	34,279,779	31,257,376

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	December 31,	December 31,
	2012	2011
Assets
Cash, cash equivalents and short-term investments	$43,773	$76,855
Inventory	3,204	—
Other current assets	1,978	1,584
Restricted cash	594	622
Property and equipment, net	1,358	2,276
Long-term investments	2,508	1,503
Other assets	95	72
Total assets	$53,510	$82,912

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$4,752	$4,086
Short-term deferred revenue	1,067	2,914
Current portion of deferred rent	165	165
Long-term deferred revenue	—	35,944
Other long-term liabilities	186	340
Total liabilities	6,170	43,449
Total stockholders’ equity	47,340	39,463
Total liabilities and stockholders’ equity	$53,510	$82,912

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

UNAUDITED

(in thousands)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities
Net income (loss)	$3,630	$(38,785)	$(38,803)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation	1,298	1,507	1,647
Charge for 401(k) company common stock match	408	529	443
Stock-based compensation	3,807	4,633	4,696
Changes in operating assets and liabilities:
Other operating assets and liabilities	116	(948)	(319)
Deferred revenue	(37,791)	1,333	341
Inventory	(3,204)	—	—
Net cash used in operating activities	(31,736)	(31,731)	(31,995)

Cash flows from investing activities
Purchase of property and equipment	(392)	(895)	(906)
Proceeds from sale of equipment	12	—	—
Change in restricted cash	28	—	(29)
Purchase of investments	(58,933)	(107,477)	(83,814)
Proceeds from sale and maturity of short-term investments	84,303	99,464	116,126
Net cash provided by (used in) investing activities	25,018	(8,908)	31,377

Cash flows from financing activities
Proceeds from options exercised	19	74	2,339
Proceeds from public stock offering, net of issuance costs	—	49,333	—
Net cash provided by financing activities	19	49,407	2,339

Effect of exchange rate changes on cash and cash equivalents	(6)	(17)	(9)

Net increase (decrease) in cash and cash equivalents	(6,705)	8,751	1,712
Cash and cash equivalents at beginning of period	21,277	12,526	10,814
Cash and cash equivalents at end of period	$14,572	$21,277	$12,526